Exhibit 23.1

101 Larkspur Landing Circle Suite 321 Larkspur, CA 94939 New York, New York 10022 415-448-5061 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Diego Pellicer Worldwide Inc. of our report dated April 17, 2018, with respect to the consolidated balance sheet of Diego Pellicer Worldwide, Inc. as of December 31, 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period then ended, appearing in the Annual Report on Form 10-K for the year ended December 31, 2017. Our report dated April 17, 2018, relating to aforementioned financial statements, includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ RBSM LLP

Larkspur, CA
May 18, 2018